Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	May 3, 2017

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Higher First-Quarter Financial Results

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $222.7 million for first quarter 2017 compared to $207.1 million for first quarter 2016.
Distributable cash flow (DCF), a non-generally accepted accounting principles (non-GAAP) financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $227.6 million for first quarter 2017 compared to $205.3 million for first quarter 2016.
Diluted net income per limited partner unit was 98 cents in first quarter 2017 and 91 cents in first quarter 2016. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-GAAP financial measure, of 96 cents for first quarter 2017 was higher than the 90-cent guidance provided by management in early February primarily due to more favorable product overages and timing of operating expenses that are now expected to occur later in the year.
“Magellan reported solid financial results in the first quarter of 2017, with higher contributions generated from each of our operating segments. In addition, we recently commenced operations for a number of our joint venture projects, including Seabrook Logistics, which will serve as Magellan’s solution to meet the industry’s growing need for crude oil marine terminal infrastructure,” said Michael Mears, chief executive officer. “We remain focused on operating our business in a safe and financially sound manner while continuing to develop additional opportunities to grow our company.”
An analysis by segment comparing first quarter 2017 to first quarter 2016 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined products operating margin was $221.3 million, an increase of $50.2 million primarily related to the impact of MTM adjustments for exchange-traded futures contracts used to hedge the partnership’s commodity-related activities. Financial results from this segment’s fee-based activities also increased between periods.
Transportation and terminals revenue increased $17.1 million between periods primarily due to operating results from the partnership’s Little Rock pipeline that commenced commercial operations in July 2016, 4% higher shipments on other segments of the partnership’s pipeline system driven by stronger demand for refined products and higher average tariffs from the partnership’s mid-2016 tariff adjustment, which resulted in a 2% average increase over all the partnership’s markets.
Operating expenses increased $7.7 million primarily due to higher asset integrity costs related to timing of maintenance work and incremental costs associated with operation of the Little Rock pipeline, partially offset by more favorable product overages in the current period (which reduce operating expenses).
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) increased $40.4 million between periods due to the timing of recognizing gains on futures contracts used to economically hedge the partnership’s commodity-related activities. Details of these MTM commodity-related and other inventory adjustments can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s cash product margin, which reflects only transactions that settled during the quarter, was essentially flat between periods.
Crude oil. Crude oil operating margin was $101.9 million, an increase of $1.1 million. Transportation and terminals revenue increased primarily due to additional leased storage contracts at Magellan’s East Houston, Texas terminal and higher transportation revenues. Lower shipments mainly on the partnership’s Houston distribution system were more than offset by higher average rates primarily resulting from deficiency revenue for volume committed but not moved.
Earnings of non-controlled entities increased due to contributions from Saddlehorn Pipeline Company, LLC, which is owned 40% by Magellan and began operations in Sept. 2016. Operating expenses increased primarily due to less favorable product overages.
Marine storage. Marine storage operating margin was $34.5 million, an increase of $6.6 million. Revenue increased due to new storage tanks at the partnership’s Corpus Christi, Texas facility and overall increased customer activity in the current period. Operating expenses decreased due to favorable product overages in the current period.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures. The 2016 period benefited from a $26.9 million non-cash gain related to the transfer of the partnership’s 50% interest in Osage Pipe Line Company, LLC to HollyFrontier Corporation in exchange for long-term refined products commercial agreements. Other expense was unfavorable between periods related to less favorable non-cash MTM adjustments for hedged crude oil tank bottom inventory owned by the partnership and higher costs for pension settlements.
Net interest expense increased as a result of additional borrowings to finance expansion capital spending and lower interest capitalized for construction projects in the current period. As of March 31, 2017, the partnership had $4.2 billion of debt outstanding, including $167.0 million outstanding under its commercial paper program, and $7.1 million of cash on hand.

Expansion capital projects
Magellan remains focused on expansion opportunities and continues to identify new opportunities for future growth. Based on the progress of expansion projects already underway, the partnership expects to spend $600 million in 2017 and $350 million in 2018 to complete its current slate of construction projects. These estimates include an incremental $50 million of spending for new growth projects, primarily related to construction of 1.2 million barrels of crude oil storage at the partnership’s East Houston terminal for contract storage, and as previously announced, 300,000 barrels of storage in Corpus Christi to support the condensate splitter.
Significant progress has been made on the partnership’s joint venture construction projects, with a number of these projects becoming operational recently. For instance, the Powder Springs butane blending joint venture commenced operations during March, along with the Carr-to-Platteville segment of the Saddlehorn pipeline. The Cheyenne extension of the Saddlehorn pipeline is expected to commence service during the third quarter of 2017.
Seabrook Logistics is now operational following the construction of more than 700,000 barrels of crude oil and condensate storage and a new 18-inch diameter pipeline to transport crude oil to a Houston-area refinery. As previously announced, Seabrook Logistics is also building an incremental 1.7 million barrels of storage and connecting its facility to Magellan’s Houston crude oil distribution system by constructing a 24-inch diameter bi-directional pipeline between Seabrook Logistics’ facility and Genoa Junction, both of which are expected to be operational in mid-2018.
The newly-constructed Bryan, Texas origin for the BridgeTex pipeline is now operational to accept crude oil shipments from the Eaglebine region for delivery to Houston. In addition, expansion of the BridgeTex pipeline from 300,000 barrels per day (bpd) to a new capacity of approximately 400,000 bpd is expected to be complete by the end of the second quarter, with an additional evaluation underway to further expand the BridgeTex pipeline to 475,000 bpd.
As previously announced, the partnership has entered into a new fee-based, take-or-pay agreement with Trafigura Trading LLC for the exclusive use of Magellan’s recently-constructed condensate splitter in Corpus Christi, with commercial operations expected to begin during late second quarter 2017.
In addition, the partnership continues to make steady progress on its longer-term construction projects, such as the new dock at its Galena Park, Texas marine terminal, with an expected in-service date of late 2018, and its new marine facility in Pasadena, Texas, which remains on target for early 2019.
Magellan is actively evaluating well in excess of $500 million of potential organic growth projects in earlier stages of development as well as acquisition opportunities, all of which have been excluded from the partnership’s spending estimates at this time. Examples of potential construction projects include further development of the partnership’s to-be-constructed Pasadena marine terminal, expansion of its refined products pipeline system in Texas and construction of a crude oil and condensate pipeline from the Permian Basin to Corpus Christi.

Financial guidance for 2017
Management reaffirms its annual DCF guidance of $1.0 billion for 2017, representing a record year for Magellan. While the partnership expects to begin generating revenue from the condensate splitter during the second half of 2017, this benefit is projected to be offset by lower commodity margins based on recent contractions in the commodity pricing curves.
Further, management remains committed to its goal of increasing annual cash distributions by 8% in both 2017 and 2018, which would result in an expected distribution coverage of 1.2 times the amount needed to pay cash distributions each year.
Including actual results so far this year, net income per limited partner unit is estimated to be $3.75 for 2017, with second-quarter guidance of 85 cents. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.

Earnings call details
An analyst call with management to discuss first-quarter results, 2017 guidance and the status of significant expansion projects is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (888) 500-6960 and provide code 4711716. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on May 9. To access the replay, dial (888) 203-1112 and provide code 4711716. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities and its crude oil tank bottom inventory. Most of these futures contracts do not qualify for hedge accounting treatment. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store approximately 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: plan, goal, guidance, believe, estimate, expect, projected, future, may, will and similar references to future periods. Although management of Magellan Midstream Partners, L.P. believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects and to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation, storage, blending or processing of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2016. Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances learned of or occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2017
Transportation and terminals revenue	$370,075	$392,671
Product sales revenue	146,562	245,620
Affiliate management fee revenue	3,179	3,783
Total revenue	519,816	642,074
Costs and expenses:
Operating	122,913	131,592
Cost of product sales	113,585	172,876
Depreciation and amortization	43,754	47,298
General and administrative	40,676	40,281
Total costs and expenses	320,928	392,047
Earnings of non-controlled entities	17,628	21,446
Operating profit	216,516	271,473
Interest expense	43,724	51,212
Interest income	(361)	(292)
Interest capitalized	(6,136)	(4,197)
Gain on exchange of interest in non-controlled entity	(26,900)	—
Other (income) expense	(1,752)	1,170
Income before provision for income taxes	207,941	223,580
Provision for income taxes	871	844
Net income	$207,070	$222,736

Basic net income per limited partner unit	$0.91	$0.98

Diluted net income per limited partner unit	$0.91	$0.98

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,826	228,109

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	227,849	228,159

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended
	March 31,
	2016	2017
Refined products:
Transportation revenue per barrel shipped	$1.416	$1.461
Volume shipped (million barrels):
Gasoline	61.1	66.2
Distillates	36.3	37.9
Aviation fuel	5.5	5.9
Liquefied petroleum gases	1.6	1.1
Total volume shipped	104.5	111.1

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.447	$1.543
Volume shipped (million barrels)	43.7	41.3
Crude oil terminal average utilization (million barrels per month)	14.4	16.5
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels) (1)	18.8	18.9
Saddlehorn - volume shipped (million barrels) (2)	—	4.0

Marine storage:
Marine terminal average utilization (million barrels per month)	23.5	24.0

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 50% by Magellan.
(2) These volumes reflect the total shipments for the Saddlehorn pipeline, which is owned 40% by Magellan and began operations in September 2016.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2016	2017
Refined products:
Transportation and terminals revenue	$224,750	$241,905
Affiliate management fee revenue	80	329
Earnings (losses) of non-controlled entities	(42)	111
Less: Operating expenses	85,774	93,533
Transportation and terminals margin	139,014	148,812

Product sales revenue(1)	143,916	240,170
Less: Cost of product sales(1)	111,856	167,681
Product margin	32,060	72,489
Operating margin	$171,074	$221,301

Crude oil:
Transportation and terminals revenue	$101,728	$105,053
Affiliate management fee revenue	2,784	3,134
Earnings of non-controlled entities	16,979	20,650
Less: Operating expenses	21,126	27,418
Transportation and terminals margin	100,365	101,419

Product sales revenue(1)	1,743	3,103
Less: Cost of product sales(1)	1,345	2,577
Product margin	398	526
Operating margin	$100,763	$101,945

Marine storage:
Transportation and terminals revenue	$43,597	$46,407
Affiliate management fee revenue	315	320
Earnings of non-controlled entities	691	685
Less: Operating expenses	17,205	12,655
Transportation and terminals margin	27,398	34,757

Product sales revenue(1)	903	2,347
Less: Cost of product sales(1)	384	2,618
Product margin	519	(271)
Operating margin	$27,917	$34,486

Segment operating margin	$299,754	$357,732
Add: Allocated corporate depreciation costs	1,192	1,320
Total operating margin	300,946	359,052
Less:
Depreciation and amortization expense	43,754	47,298
General and administrative expense	40,676	40,281
Total operating profit	$216,516	$271,473

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

(1) Includes gains and losses on related exchange-traded futures contracts.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	March 31, 2017
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$222,736	$0.98	$0.98
Unrealized derivative (gains) losses associated with future physical product sales	(6,705)	(0.03)	(0.03)
Lower-of-cost-or-market adjustments associated with future physical product transactions	2,940	0.01	0.01
Excluding commodity-related adjustments*	$218,971	$0.96	$0.96

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,109
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,159

* Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended
	March 31,		2017
	2016	2017	Guidance

Net income	$207,070	$222,736	$855,000
Interest expense, net	37,227	46,723	200,000
Depreciation and amortization	43,754	47,298	202,000
Equity-based incentive compensation (1)	(7,726)	(9,728)	3,000
Loss on sale and retirement of assets	2,259	3,461	10,000
Gain on exchange of interest in non-controlled entity(2)	(26,900)	—	—
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future product transactions (4)	(7,954)	(6,705)
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period (4)	21,701	(20,008)
Lower-of-cost-or-market adjustments (5)	(1,715)	2,940
Total commodity-related adjustments	12,032	(23,773)	(26,000)
Cash distributions received from non-controlled entities in excess of earnings	2,416	159	40,000
Other(3)	—	1,450	3,000
Adjusted EBITDA	270,132	288,326	1,287,000
Interest expense, net, excluding debt issuance cost amortization	(36,513)	(45,897)	(197,000)
Maintenance capital (6)	(28,282)	(14,829)	(90,000)
Distributable cash flow	$205,337	$227,600	$1,000,000

(1)
Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation plan with the issuance of limited partner units, expenses related to this plan generally are deemed non-cash and added back for DCF purposes. Total equity-based incentive compensation expense for the three months ended March 31, 2016 and 2017 was $6.7 million and $4.2 million, respectively. However, the figures above include adjustments of $14.4 million and $13.9 million in 2016 and 2017, respectively, for cash payments associated with its equity-based incentive compensation plan, which primarily include tax withholdings.

(2)
In February 2016, the partnership transferred its 50% membership interest in Osage Pipe Line Company, LLC ("Osage") to an affiliate of HollyFrontier Corporation ("HFC"). In conjunction with this transaction, the partnership entered into several commercial agreements with affiliates of HFC, which were recorded as intangible assets and other receivables in its consolidated balance sheets.  The partnership recorded a $26.9 million non-cash gain in relation to this transaction.

(3)
In conjunction with the February 2016 Osage transaction, HFC agreed to make certain payments to the partnership until HFC completes a connection to the partnership's El Paso terminal. These payments replace distributions the partnership would have received had the Osage transaction not occurred and are, therefore, included in the partnership's calculation of DCF.

(4)
Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. In addition, the partnership has designated certain derivatives used to hedge its crude oil tank bottoms as fair value hedges, and the change in the differential between the current spot price and forward price on these hedges is recognized currently in earnings. The partnership excludes the net impact of both of these adjustments from its determination of DCF until the hedged products are physically sold. In the period in which these products are physically sold, the net impact of the associated hedges is included in the partnership's determination of DCF.

(5)
The partnership adds the amount of lower-of-cost-or-market (“LCM”) adjustments on inventory and firm purchase commitments recognized in each applicable period to determine DCF as these are non-cash charges against income.  In subsequent periods when the partnership physically sells or purchases the related products, it deducts the LCM adjustments previously recognized to determine DCF.

(6)
Maintenance capital expenditure projects maintain the partnership's existing assets and do not generate incremental DCF (i.e. incremental returns to the partnership's unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.